Exhibit 5

[Letterhead of Kilpatrick Stockton LLP]

Suite 900 607 14th St., NW

Washington DC 20005-2018

t 202 508 5800 f 202 508 5858

www.KilpatrickStockton.com

March 17, 2009

Provident Bankshares Corporation

114 E. Lexington Street

Baltimore, MD 21201

Ladies and Gentlemen:

We have acted as counsel to Provident Bankshares Corporation, a Maryland corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the proposed offer and sale from time to time by the selling securityholders identified in the Registration Statement (the “Selling Securityholders”) of (a) 151,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value per share (the “Preferred Stock”), of the Company; (b) a warrant dated November 14, 2008 (the “Warrant”) to purchase 2,374,608 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”); and (c) the 2,374,608 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares”). The Preferred Shares, the Warrant and the Warrant Shares are collectively referred to herein as the “Securities”. The Securities will be offered in amounts, at prices and on terms to be determined at the time of sale.

The Securities were issued pursuant to a Letter Agreement, dated as of November 14, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, including the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

In rendering this opinion, we have reviewed the following documents: (i) the Registration Statement; (ii) the Securities Purchase Agreement; (iii) the Warrant; (iv) the Articles of Incorporation of the Company, as amended to date; (v) the articles supplementary setting forth the terms of the Preferred Stock; (vi) the Bylaws of the Company, as amended to date; and (vii) specimen certificates representing the Preferred Stock and the Common Stock.

In addition, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Securities and the filing of the Registration

Provident Bankshares Corporation

March 17, 2009

Statement. We have also examined originals or copies of such documents and have conducted such investigations of law as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

In connection with this opinion, we have assumed that (i) the Company will continue to be incorporated and in good standing under the Maryland General Corporation Law and (ii) at the time of the exercise of the Warrant, the Company shall have a sufficient number of shares of Common Stock authorized and available for issuance. We further assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Preferred Stock to be sold by the Selling Securityholders is duly authorized, validly issued, fully paid and nonassessable, the Warrant has been duly authorized, and the Warrant Shares are duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance the terms of the Warrant, will be validly issued, fully paid and nonassessable.

This opinion is based as to matters of law solely on the laws of the State of Maryland and the federal laws of the United States of America. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other state or jurisdiction.

The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof. It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Provident Bankshares Corporation

March 17, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm’s name therein. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

KILPATRICK STOCKTON LLP

By:	/s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner